UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT

PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

IBIO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note

This Schedule 14A filing consists of the following press release (the “Press Release”) from iBio, Inc., a Delaware corporation (the “Company”), relating to the Company’s Special Meeting of Stockholders to be held on December 9, 2021 and adjourned until December 22, 2021. The press release was disseminated on December 21,2021. This Schedule 14A also includes the following additional information that was posted to the Company’s website. This Schedule 14A supplements the Definitive Proxy Statement filed by the Company with the U.S. Securities and Exchange Commission on October 26, 2021 and the Definitive Additional Materials filed by the Company with the U.S. Securities and Exchange Commission on October 26, 2021, November 9, 2021, November 16, 2021, November 17, 2021and November 24, 2021, November 30, 2021 and December 3, 2021and December 10, 2021.

iBio Provides Information for Listening to the Virtual Annual Stockholder Meeting

Bryan, Texas / December 21, 2021 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a developer of next-generation biopharmaceuticals and pioneer of the sustainable, plant-based FastPharming Manufacturing System®, provides the following link to listen virtually to the 2021 Annual Shareholders meeting: www.virtualshareholdermeeting.com/IBIO2021. The meeting will be held at 9:00 AM EST on December 22, 2021.

iBio had partially adjourned the 2021 Annual Stockholder meeting related to Proposal 4 (Reverse Stock Split) and Proposal 5 (Change in Authorized Shares) to allow more shareholders to vote. Previously 64% and 67% of shareholders had voted in favor of these proposals but more shareholder votes are needed to ratify the proposals.

If you have already voted your shares “FOR” Proposals 4 and 5, you do not need to vote again, and we thank you for your support. If you did not vote at all, abstained from voting for, or voted against with respect to the proposals, we kindly ask you to vote, or to reconsider your vote.

For additional information on the Proposals, please see our Shareholder Vote FAQ.

About iBio, Inc.

iBio is a developer of next-generation biopharmaceuticals and a pioneer in sustainable, plant-based biologics manufacturing. Its FastPharming System® combines vertical farming, automated hydroponics, and novel glycosylation technologies to rapidly deliver high-quality monoclonal antibodies, antigens, and other proteins. iBio is developing proprietary biopharmaceuticals for the treatment of cancers, as well as fibrotic and infectious diseases. The Company’s wholly-owned subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services along with Glycaneering  Development Services™ for advanced recombinant protein design. For more information, visit www.ibioinc.com.

Addition To FAQ Page:

To all of our valued shareholders-of-record, thank you for your continued support as well as your participation in the December 9, 2021 Annual Shareholders Meeting (ASM), which has been partially adjourned to December 22, 2021. With over 60% of all shares voted thus far, iBio stockholders are in favor of Proposal 4 (reverse stock split) and Proposal 5 (authorized share decrease) by approximately a 2-to-1 margin. Results of votes cast “FOR” Proposals 4 and 5 to-date are 64% and 67%, respectively. Additionally, both of the leading proxy advisory firms (Glass Lewis and ISS) have recommended that stockholders vote “FOR” the proposals. With a clear plurality of the vote in favor of the proposals and strong, independent third-party support for the reverse split and authorized share decrease, iBio is allowing additional time for stockholders holding approximately 40% of the shares that have yet to be voted the opportunity to express their views.

If you have already voted your shares FOR Proposals 4 and 5, you do not need to vote again, and we thank you for your support. If you did not vote at all, abstained from voting for, or voted against with respect to the proposals, we kindly ask you to vote, or to reconsider your vote.

The annual stockholder meeting will be reconvened at 9:00 AM EST on December 22, 2021 virtually. To listen to the reconvened stockholder meeting please click this link: www.virtualshareholdermeeting.com/IBIO2021

Addition To The Events Section of the iBio Investor Section of the website:

Dec 22, 2021 9:00 AM EST
Continuation of 2021 Annual Meeting of Stockholders

To connect to the continuation of the 2021 Annual Meeting of Shareholders, please click the link below: www.virtualshareholdermeeting.com/IBIO2021